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                                                                    Exhibit 10.2


                                 RIDER NO. 1
                                      TO
                             CALIBER SYSTEM, INC.
                            LONG-TERM STOCK AWARD
                                INCENTIVE PLAN
                 (AMENDED AND RESTATED AS OF JANUARY 2, 1996)



         1. Effective July 1, 1996, all references in the Plan to the Caliber System, Inc. Stock Savings and Retirement Income Plan or Stock Savings and Retirement Income Plan shall be deemed to be references to the Caliber System, Inc. 401(k) Savings Plan or 401(k) Savings Plan.

         2. Effective January 2, 1996, Paragraph 3.3 of the Plan is hereby amended in its entirety to read as follows:

         3.3 For each Officer, a provisional cash account will be carried for amounts equal to dividends that would be payable on the number of Stock Credits credited to his account as of December 31 of the previous year as if such shares had been distributed. As of the end of the then current Plan Year, such cash credits accumulated in the account of each Officer under this Plan, less all amounts previously converted to credits for shares of Caliber Common Stock hereunder, shall be converted to Stock Credits equal to the number of shares of Caliber Common Stock which could have been purchased had the cash been so applied. Said conversion shall be at the average of the fair market values for said Caliber Common Stock on the dividend payment dates; provided, however, that the value of the common stock of REX received as a dividend upon the spin-off of REX from Caliber shall be determined based on the average of the closing price of the common stock of REX on the first 15 trading days after the spin-off of REX from Caliber and the value of Stock Credits to be added pursuant to this sentence shall be determined based on the average of the closing price of Caliber Common Stock on the first 15 trading days after the spin-off of REX from Caliber.

         3. Effective January 1, 1997, Paragraph 5.3 of the Plan is hereby amended in its entirety to read as follows:

         5.3 After December 31, 1995, but prior to March 16, 2000, Basic Stock Credits awarded may be converted by a participant, a trustee of any trust to which Basic Stock Credits have been transferred, or a beneficiary who received Basic Stock Credits as a result of the death of a participant but excluding any ("Alternate Payee" as such term is defined in Section 414(p)(8) of the Internal Revenue Code of 1986) up to a maximum of fifty percent (50%) of their value to cash on terms established by Caliber from time to time.

         4. Effective January 2, 1996, Paragraph 5.4 of the Plan is hereby amended in its entirety to read:

         5.4 [Reserved]

         5. Effective January 2, 1996, Subparagraph 5.4.1 of the Plan is hereby amended in its entirety to read:

         5.4.1 [Reserved]